                                                                     Exhibit 2.1





                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        EXECUTIVE VENTURE PARTNERS, LTD.

                           BRAINWORKS VENTURES, INC.,

                           EVP ACQUISITION CORPORATION

                                       AND

              THE STOCKHOLDERS OF EXECUTIVE VENTURE PARTNERS, LTD.

                                SIGNATORY HERETO




                                AS OF MAY 8, 2001

                                TABLE OF CONTENTS

ARTICLE I.        TERMS OF MERGER..................................................    2
           SECTION 1.01             Merger.........................................    2
           SECTION 1.02             Time and Place of Closing......................    2
           SECTION 1.03             Effective Time.................................    2

ARTICLE II.       ARTICLES, BYLAWS, MANAGEMENT                                         2
           SECTION 2.01             Articles of Incorporation......................    2
           SECTION 2.02             Bylaws.........................................    2
           SECTION 2.03             Directors and Officers.........................    2

ARTICLE III.      MANNER OF CONVERTING AND EXCHANGING SHARES.......................    3
           SECTION 3.01             Conversion of Shares...........................    3
           SECTION 3.02             Exchange of Shares.............................    3
           SECTION 3.03             Anti-Dilution Provisions.......................    4
           SECTION 3.04             Shares Held by TARGET or PURCHASER.............    4
           SECTION 3.05             Status of TARGET after the Effective Time......    4
           SECTION 3.06             Rights of Former TARGET Stockholders...........    4

ARTICLE IV.       REPRESENTATIONS AND WARRANTIES OF TARGET.........................    5
           SECTION 4.01             Organization, Standing and Power...............    5
           SECTION 4.02             Authority; No Breach...........................    5
           SECTION 4.03             Capital Stock..................................    6
           SECTION 4.04             Financial Statements...........................    6
           SECTION 4.05             Absence of Undisclosed Liabilities.............    6
           SECTION 4.06             Absence of Certain Changes of Events...........    6
           SECTION 4.07             Tax Matters....................................    6
           SECTION 4.08             TARGET Patents, Trademarks and Trade Names.....    7
           SECTION 4.09             Proprietary Information........................    7
           SECTION 4.10             Assets.........................................    7
           SECTION 4.11             Material Contracts.............................    8
           SECTION 4.12             Legal Proceedings..............................    8
           SECTION 4.13             Statements True and Correct....................    8
           SECTION 4.14             Charter Provisions.............................    8
           SECTION 4.15             No Subsidiaries................................    8
           SECTION 4.16             Compliance with Laws...........................    8

ARTICLE V.        REPRESENTATIONS AND WARRANTIES OF PURCHASER......................    9
           SECTION 5.01             Organization, Standing and Power...............    9
           SECTION 5.02             Authority; No Breach...........................    9
           SECTION 5.03             Capital Stock..................................   10
           SECTION 5.04             PURCHASER SEC Reports..........................   10
           SECTION 5.05             Financial Statements...........................   11
           SECTION 5.06             Absence of Undisclosed Liabilities.............   11
           SECTION 5.07             Absence of Certain Changes or Events...........   11
           SECTION 5.08             Tax Matters....................................   12

           SECTION 5.09             Environmental Matters..........................   12
           SECTION 5.10             Compliance with Laws...........................   13
           SECTION 5.11             Legal Proceedings..............................   14
           SECTION 5.12             Reports........................................   14
           SECTION 5.13             Statements True and Correct....................   14

ARTICLE VI.       REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB.......   14
           SECTION 6.01             Organization, Standing and Power...............   14
           SECTION 6.02             Authority; No Breach...........................   15

ARTICLE VII.      ADDITIONAL AGREEMENTS............................................   16
           SECTION 7.01             Employee Benefits and Contracts................   16
           SECTION 7.02             Indemnification Against Certain Liabilities....   16
           SECTION 7.03             Tax Reporting..................................   16

ARTICLE VIII.     CLOSING DELIVERIES...............................................   16
           SECTION 8.01             Deliveries by TARGET...........................   16
           SECTION 8.02             Deliveries by PURCHASER and MERGER SUB.........   17
           SECTION 8.03             Deliveries by Others...........................   17

ARTICLE IX.       ESCROW AND INDEMNIFICATION.......................................   17
           SECTION 9.01             Escrow Fund....................................   17
           SECTION 9.02             Indemnification................................   18
           SECTION 9.03             Escrow Period: Release From Escrow.............   19
           SECTION 9.04             Claims Upon Escrow Fund........................   19
           SECTION 9.05             Objections to Claims...........................   20
           SECTION 9.06             Resolution of Conflicts and Arbitration........   20
           SECTION 9.07             Stockholders' Agent............................   21
           SECTION 9.08             Actions of the Stockholders' Agent.............   21
           SECTION 9.09             Third-Party Claims.............................   21

ARTICLE X.        MISCELLANEOUS....................................................   22
           SECTION 10.01            Definitions....................................   22
           SECTION 10.02            Expenses.......................................   27
           SECTION 10.03            Brokers and Finders............................   27
           SECTION 10.04            Entire Agreement...............................   27
           SECTION 10.05            Amendments.....................................   28
           SECTION 10.06            Waivers........................................   28
           SECTION 10.07            Assignment.....................................   28
           SECTION 10.08            Notices........................................   28
           SECTION 10.09            Governing Law..................................   29
           SECTION 10.10            Counterparts...................................   29
           SECTION 10.11            Captions.......................................   29
           SECTION 10.12            Enforcement of Agreement.......................   29
           SECTION 10.13            Severability...................................   29
           SECTION 10.14            Survival.......................................   30
           SECTION 10.15            Fax Execution..................................   30

LIST OF EXHIBITS


EXHIBIT NUMBER     DESCRIPTION
--------------     -----------
       1           Articles of Incorporation of TARGET (Section 2.01).

       2           Form of Investor Representation Statement (Section 8.01(c)).

       3           Form of Registration Rights Agreement (Section 8.01(c)).

       4           Form of Escrow Agreement (Section 8.01(e)).


                                                                     Exhibit 2.1
                          AGREEMENT AND PLAN OF MERGER

           THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of May 8, 2001, by and among EXECUTIVE VENTURE PARTNERS, LTD. ("TARGET"), a corporation organized and existing under the laws of The Commonwealth of Massachusetts, with its principal office located at 35 Flagg Road, Southborough, Massachusetts 01772, BRAINWORKS VENTURES, INC. ("PURCHASER"), a corporation organized and existing under the laws of the State of Nevada, with its principal office located at 101 Marietta Street, Suite 3450, Atlanta, Georgia 30303, the stockholders of TARGET signatory hereto and EVP ACQUISITION CORPORATION ("MERGER SUB"), a corporation organized and existing under the laws of the State of Georgia and a wholly-owned subsidiary of PURCHASER.

                                    PREAMBLE

           Certain terms used in this Agreement are defined in Section 10.01 hereof.

           The Boards of Directors of TARGET, MERGER SUB and PURCHASER are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the combination of TARGET with MERGER SUB by virtue of the merger of TARGET with and into MERGER SUB, as a result of which the outstanding shares of the capital stock of TARGET (to the extent provided herein) shall be converted into the right to receive the merger consideration provided for herein, and the stockholders of TARGET shall become stockholders of PURCHASER. The transactions described in this Agreement are subject to the satisfaction of certain conditions described in this Agreement.

           Following the Closing of the Merger, MERGER SUB will be operated as a separate subsidiary of PURCHASER.

                               W I T N E S S E T H

           WHEREAS, the respective Boards of Directors of PURCHASER, MERGER SUB and TARGET each have approved this Agreement and the merger of TARGET with and into MERGER SUB upon the terms and conditions contained herein;

           WHEREAS, PURCHASER, as the sole shareholder of MERGER SUB, has approved this Agreement, the Merger and the transactions contemplated hereby pursuant to action taken by written consent in accordance with Section 14-2-720 of the OCGA and the Articles of Incorporation and Bylaws of MERGER SUB;

           WHEREAS, the stockholders of TARGET, all of whom are signatory hereto, agree that the execution and delivery of this Agreement by them shall constitute (i) their mutual consent and agreement to terminate that certain Common Shareholders' Agreement among TARGET and each of the stockholders of TARGET and all of such stockholders' rights thereunder; and (ii) their approval of this Agreement, the Merger and the transactions contemplated hereby by unanimous written consent in accordance with Section 43 of the MassBCL and the Articles of Organization and Bylaws of TARGET;

           NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I.
                                 TERMS OF MERGER

         SECTION 1.01 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, TARGET shall be merged with and into MERGER SUB in accordance with the provisions of Section 14-2-1107 of the OCGA and with the effect provided in Section 14-2-1106 of the OCGA and the provisions of
Section 79 of the MassBCL (the "Merger"). MERGER SUB shall be the Surviving Corporation resulting from the Merger and a wholly-owned subsidiary of PURCHASER. The Merger shall be consummated pursuant to the terms of this Agreement.

         SECTION 1.02 TIME AND PLACE OF CLOSING. The Closing shall take place at 10:00 a.m. on the date that the Effective Time occurs or at such other time as the Parties, acting through their chief executive officers or chief financial officers, and each of the stockholders of TARGET signatory hereto may mutually agree (the "Closing Date"). The place of Closing shall be at the offices of Rogers & Hardin LLP located at 229 Peachtree Street, NE, 2700 International Tower, Atlanta, Georgia 30303, or such other place as may be mutually agreed upon by the Parties and each of the stockholders of TARGET signatory hereto.

         SECTION 1.03 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the later of (a) the date and the time the Articles of Merger reflecting the Merger shall be filed with the Secretary of State of The Commonwealth of Massachusetts in accordance with Section 79 of the MassBCL or (b) the date and at the time the Certificate of Merger reflecting the Merger shall be filed with the Secretary of State of the State of Georgia in accordance with the relevant provisions of the OCGA (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur (a) on the date hereof; or (b) such later date as may be mutually agreed upon in writing by the chief executive officers of each Party and by each stockholder of TARGET signatory hereto.

                                   ARTICLE II.
                          ARTICLES, BYLAWS, MANAGEMENT

         SECTION 2.01 ARTICLES OF INCORPORATION. The Articles of Incorporation of MERGER SUB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed; provided, however that at the Effective Time of the Merger, Article I of the Articles of Incorporation of MERGER SUB shall be amended to read in its entirety: "The Name of the Corporation is Executive Venture Partners, Inc." A current copy of the Articles of Incorporation of MERGER SUB is attached as
Exhibit 1 to this Agreement.

         SECTION 2.02 BYLAWS. The Bylaws of MERGER SUB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         SECTION 2.03 DIRECTORS AND OFFICERS. The Officers of TARGET immediately prior to the Effective Time shall continue to serve as Officers of the Surviving Corporation. The Directors of MERGER SUB immediately prior to the Effective Time shall continue to serve as the Directors of the Surviving Corporation.

                                  ARTICLE III.
                   MANNER OF CONVERTING AND EXCHANGING SHARES

         SECTION 3.01 CONVERSION OF SHARES. Subject to the provisions of this
Article III, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of TARGET shall be converted as follows:

             (a) Subject to the remaining provisions of this Section 3.01, each share of TARGET Common Stock outstanding immediately prior to the Effective Time, other than shares held by PURCHASER or any of the PURCHASER Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted (the "Outstanding TARGET Shares"), shall automatically be converted at the Effective Time into the right to receive twenty (20) whole shares of PURCHASER Common Stock and each holder of a certificate or certificates theretofore representing Outstanding TARGET Shares immediately prior to the Effective Time shall thereafter surrender such certificate or certificates and shall be entitled, upon such surrender, to receive in exchange therefor a certificate or certificates for the aggregate number of shares of PURCHASER Common Stock to which such holder is entitled pursuant to this Section
3.01 (the "Stock Consideration").

             (b) Except as contemplated in Section 3.01 hereof, each share of the TARGET Common Stock that is not an Outstanding TARGET Share, as of the Effective Time shall be cancelled without consideration therefor.

             (c) Notwithstanding anything herein to the contrary, 31,252 shares of PURCHASER Common Stock comprising the Stock Consideration that the Warranting Stockholders would otherwise be entitled to receive (collectively, the "Escrow Shares") shall be issued in the name of the Escrow Agent as nominee for the Warranting Stockholders, which Escrow Shares shall be allocated pro rata among the Warranting Stockholders on the basis of their ownership of shares of TARGET Common Stock unless they agree to a different allocation. The Escrow Shares shall be beneficially owned by the Warranting Stockholders pro rata, as described in the preceding sentence, and the Escrow Shares shall be held in escrow and shall be available to compensate PURCHASER for certain damages as provided in Article IX. To the extent not used for such purposes, the Escrow Shares shall be released, all as provided in Article IX hereof.

         SECTION 3.02 EXCHANGE OF SHARES.

             (a) From and after the Effective Time, upon exchange of a certificate or certificates which immediately prior thereto represents outstanding shares of TARGET Common Stock, a TARGET stockholder shall be entitled to receive, upon surrender to PURCHASER of such certificate or certificates duly endorsed in blank or accompanied by appropriate stock powers executed in blank, (i) one or more certificates as requested by such stockholder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of PURCHASER Common Stock representing the Stock Consideration to which such stockholder shall have become entitled pursuant to the provisions of Section 3.01 hereof, and all of the certificate or certificates for such TARGET Common Stock so surrendered shall forthwith be canceled. No portion of the Stock Consideration to be received pursuant to
Section 3.01 hereof upon exchange of a certificate may be issued or paid to a person other than the person in whose name the certificate surrendered in exchange therefor is registered. From the Effective Time until surrender in accordance with the provisions of this Section 3.02, each certificate shall represent for all purposes only the right to receive the Stock Consideration provided in Section 3.01 hereof. All payments in respect of shares of TARGET Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

             (b) In the case of any lost, mislaid, stolen or destroyed certificate, the TARGET stockholder may be required, as a condition precedent to delivery to the stockholder of the consideration described in Section 3.01 hereof, to deliver to PURCHASER a reasonably satisfactory indemnity agreement as PURCHASER may direct as indemnity against any claim that may be made against PURCHASER or the Surviving Corporation with respect to the certificate alleged to have been lost, mislaid, stolen or destroyed.

             (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of TARGET Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing the TARGET Common Stock are presented to the Surviving Corporation or PURCHASER for transfer, they shall be canceled and exchanged for the consideration (if any) described in Section 3.01 hereof.

             (d) Any shares of PURCHASER Common Stock that remain unclaimed by such former stockholders for six months after the Effective Time shall be held by PURCHASER, and any former holder of TARGET Common Stock who has not theretofore complied with Sections 3.02 (a) and (b) hereof shall thereafter look only to PURCHASER for issuance of the number of shares of PURCHASER Common Stock to which such holder has become entitled pursuant to the provisions of Section
3.01 hereof; provided, however, that neither PURCHASER nor any party hereto shall be liable to a former holder of shares of TARGET Common Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 3.03 ANTI-DILUTION PROVISIONS. In the event TARGET or PURCHASER changes the number of shares of TARGET Common Stock or PURCHASER Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the consideration payable pursuant to this Article III shall be equitably adjusted.

         SECTION 3.04 SHARES HELD BY TARGET OR PURCHASER. Except as contemplated in Section 3.01(a) hereof, each of the shares of TARGET Common Stock held by TARGET or PURCHASER or any PURCHASER Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         SECTION 3.05 STATUS OF TARGET AFTER THE EFFECTIVE TIME. After consummation of the Merger, Surviving Corporation shall be a separate subsidiary of PURCHASER.

         SECTION 3.06 RIGHTS OF FORMER TARGET STOCKHOLDERS. To the extent permitted by Law, former stockholders of record of TARGET shall be entitled to vote after the Effective Time at any meeting of PURCHASER stockholders the number of whole shares of PURCHASER Common Stock into which their respective shares of TARGET Common Stock may have been converted, regardless of whether such holders have exchanged their certificate or certificates for TARGET Common Stock for certificates representing PURCHASER Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by PURCHASER on the PURCHASER Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of PURCHASER Common Stock as of any time subsequent to the Effective Time shall be delivered to the former holder of TARGET Common Stock until such holder surrenders such holder's certificate or certificate which formerly represented such shares of TARGET Common Stock for exchange or appropriate stock power as provided in Section 3.02 hereof this Agreement. However, upon surrender thereof, both the PURCHASER Common Stock certificate (together with all such undelivered dividends or other distributions without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF TARGET

           With such exceptions, if any, as may be set forth in a letter (the "TARGET Disclosure Letter") to be delivered by TARGET to PURCHASER on the date hereof, TARGET hereby represents and warrants to PURCHASER as follows:

SECTION 4.01 ORGANIZATION, STANDING AND POWER. TARGET is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts. TARGET'S predecessor was an informal general partnership, the general partners of which caused TARGET to be organized effective March 6, 2001 (the "Date of Organization"). TARGET'S only operations prior to its Date of Organization involved planning and business development. TARGET has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. TARGET is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         SECTION 4.02 AUTHORITY; NO BREACH.

         (a) TARGET has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of TARGET, including the unanimous written consent of all the holders of the outstanding TARGET Common Stock. This Agreement represents a legal, valid, and binding obligation of TARGET, enforceable against TARGET in accordance with its terms.

         (b) Neither the execution and delivery of this Agreement by TARGET, nor the consummation by TARGET of the transactions contemplated hereby, nor compliance by TARGET with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of TARGET's Articles of Organization or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of TARGET under, any Contract or Permit of TARGET, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from

Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by TARGET of the Merger and the other transactions contemplated in this Agreement.

         SECTION 4.03 CAPITAL STOCK.

             (a) The authorized capital stock of TARGET consists of 200,000 shares of TARGET Common Stock, of which 25,000 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of TARGET are duly and validly issued and outstanding and are fully paid and nonassessable under the MassBCL. Neither the MassBCL nor any private contract entitles any Person to any preemptive rights in the TARGET Common Stock.

             (b) Except as set forth in Section 4.03(a) above, there are no shares of capital stock or other equity securities of TARGET outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of TARGET or contracts, commitments, understandings, or arrangements by which TARGET is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         SECTION 4.04 FINANCIAL STATEMENTS. TARGET has previously delivered to PURCHASER copies of the TARGET Financial Statements for the period ended March 31, 2001 and will deliver to PURCHASER copies of the TARGET Financial Statements, if any, prepared subsequent to the date hereof and prior to the Effective Date. The TARGET Financial Statements (as of the dates thereof) (a) are in accordance with the books and records of TARGET, which are complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly in all material respects the financial position of TARGET as of the dates indicated and the results of operations, changes in stockholders' equity, and cash flows of TARGET for the periods indicated.

         SECTION 4.05 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the TARGET Disclosure Letter, TARGET has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, except Liabilities which are accrued or reserved against in the balance sheet of TARGET as of March 31, 2001 included in the TARGET Financial Statements or reflected in the notes thereto. Except as set forth in the TARGET Financial Statements, TARGET has not incurred or paid any other Liability since its Date of Organization, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         SECTION 4.06 ABSENCE OF CERTAIN CHANGES OF EVENTS. Except as set forth in the TARGET Disclosure Letter, since its Date of Organization, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         SECTION 4.07 TAX MATTERS.

           No Tax returns have been required to be filed by or on behalf of TARGET.

SECTION 4.08  TARGET PATENTS, TRADEMARKS AND TRADE NAMES. The TARGET
Disclosure Letter sets forth a true and complete list of its "Proprietary Intellectual Property", if any, and all technology and processes used by any TARGET in its business which are material to its business and are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property" and, together with the Proprietary Intellectual Property, herein referred to as "Intellectual Property"), excluding off the shelf commercially available software. A true and complete list of all such licenses with respect to Licensed Intellectual Property is set forth in the TARGET Disclosure Letter, excluding off the shelf commercially available software. TARGET possesses the right to use pursuant to valid and effective agreements, all its Proprietary Intellectual Property, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, except for such defects in title or other matters which in the aggregate would not have a Material Adverse Effect on TARGET. No claims are pending against TARGET by any person with respect to the use of any Proprietary Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and, to the Knowledge of TARGET, the current use by TARGET of its Proprietary Intellectual Property does not infringe on the rights of any third party.

         SECTION 4.09 PROPRIETARY INFORMATION. TARGET is the sole owner of or possesses sufficient legal rights to all data, trade secrets, information and proprietary rights and processes presently used by TARGET or necessary for the conduct of the TARGET's business as conducted and as presently proposed to be conducted (the "Information Rights"), free and clear of any Liens of any nature whatsoever except as described in TARGET Disclosure Letter. TARGET has taken all reasonable actions to protect the Information Rights. The business conducted or proposed to be conducted by TARGET does not and will not cause TARGET to infringe or violate any of the Information Rights of any other Person, and except as set forth in TARGET Disclosure Letter, does not and will not require TARGET to obtain any license or other agreement to use any Information Rights currently in existence of others. There are no outstanding options, licenses or agreements of any kind relating to the Information Rights, nor is TARGET bound by or a party to any options, licenses or agreements of any kind with respect to the Information Rights of any other Person. Except as set forth in TARGET Disclosure Letter, TARGET has not received any communications alleging that TARGET has violated or, by conducting its business as presently conducted or as proposed to be conducted, would violate any of the Information Rights of any Person. Except as set forth in the TARGET Disclosure Letter, TARGET is not aware that any employee of TARGET is obligated under any contract (including any license, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with (i) the performance of such employee's duties as an officer, employee or director of TARGET, (ii) the use of such employee's best reasonable efforts to promote the interests of TARGET, or (iii) TARGET's business as conducted or as proposed to be conducted. TARGET does not believe that it is or will be necessary to use any inventions or works of authorship of its employees (or persons it currently intends to hire) made prior to their employment by TARGET.

         SECTION 4.10 ASSETS. Except as set forth in the TARGET Disclosure Letter or as disclosed or reserved against in the TARGET Financial Statements, TARGET has good and marketable title, free and clear of all Liens, to all of its Assets. All material tangible properties used in the businesses of TARGET are AS IS WHERE IS, and no other warranty as to their condition or fitness for any use is expressed or implied hereby. No Assets which are material to the business of

TARGET are held under leases or subleases. The Assets of TARGET include all assets which are used in the operation of the business of TARGET as presently conducted.

         SECTION 4.11 MATERIAL CONTRACTS. Except as set forth in the TARGET Disclosure Letter or otherwise reflected in the TARGET Financial Statements, neither TARGET nor its Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, and (b) any Contract relating to the borrowing of money by TARGET or the guarantee by TARGET of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business) (the "TARGET Contracts"). TARGET is not in Default under any TARGET Contract, except for such defaults as would not have a Material Adverse Effect on TARGET.

         SECTION 4.12 LEGAL PROCEEDINGS. Except as set forth in the TARGET Disclosure Letter, there is no Litigation instituted or pending or, to the Knowledge of TARGET, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against TARGET, or against any Asset, interest, or right of TARGET, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against TARGET, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

         SECTION 4.13 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by TARGET or any Affiliate thereof to PURCHASER pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by TARGET or any Affiliate thereof for inclusion in any documents to be filed by TARGET or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.14 CHARTER PROVISIONS. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by TARGET will not result in the grant of any rights to any person under the Articles of Organization, Bylaws or other governing instruments of TARGET.

         SECTION 4.15 NO SUBSIDIARIES. Since the Date of Organization, TARGET has not formed, incorporated, organized or invested in any Subsidiary.

         SECTION 4.16 COMPLIANCE WITH LAWS.

             (a) TARGET has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET.

             (b) Except as set forth in the TARGET Disclosure Letter, TARGET:

                               (i) is not in violation of any Laws, Orders or
                     Permits applicable to its business or employees conducting its business, if any, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET; and

                               (ii) to its Knowledge, has not received any
                     notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A) asserting that TARGET is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET, or (C) requiring TARGET to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

                                   ARTICLE V.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

           With such exceptions, if any, as may be set forth in a letter (the "PURCHASER Disclosure Letter") to be delivered by PURCHASER to TARGET on the date hereof or as set forth in PURCHASER's SEC Documents, PURCHASER hereby represents and warrants to TARGET as follows:

         SECTION 5.01 ORGANIZATION, STANDING AND POWER. PURCHASER is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. PURCHASER has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. PURCHASER is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

         SECTION 5.02 AUTHORITY; NO BREACH.

            (a) PURCHASER has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PURCHASER. This Agreement represents a legal, valid, and binding obligation of PURCHASER, enforceable against PURCHASER in accordance with its terms.

            (b) Neither the execution and delivery of this Agreement by PURCHASER, nor the consummation by PURCHASER of the transactions contemplated hereby, nor compliance by

PURCHASER with any of the provisions hereof will (i) conflict with or result in a breach of any provision of PURCHASER's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PURCHASER Company under, any Contract or Permit of any PURCHASER Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, or, (iii) violate any Law or Order applicable to any PURCHASER Company or any of their respective Assets.

            (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by PURCHASER of the Merger and the other transactions contemplated in this Agreement.

          SECTION 5.03 CAPITAL STOCK.

            (a) The authorized capital stock of PURCHASER consists of 25,000,000 shares of PURCHASER Common Stock, of which _____ shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of PURCHASER Common Stock are, and all of the shares of PURCHASER Common Stock to be issued in exchange for shares of TARGET Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the NGCL. None of the outstanding shares of PURCHASER Common Stock has been, and none of the shares of PURCHASER Common Stock to be issued in exchange for shares of TARGET Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of PURCHASER.

            (b) Except as set forth in Section 5.03(a) of this Agreement, or as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, there are no shares of capital stock or other equity securities of PURCHASER outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PURCHASER or contracts, commitments, understandings, or arrangements by which PURCHASER is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

            SECTION 5.04 PURCHASER SEC REPORTS. PURCHASER has heretofore made available to TARGET its SEC Documents. As of the date thereof, PURCHASER's SEC Documents were prepared in all material respects in accordance with the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Purchaser Disclosure Letter, PURCHASER has timely filed all SEC Documents required to be filed by it pursuant to the 1933 Act and the 1934 Act which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act.

            SECTION 5.05 FINANCIAL STATEMENTS. The PURCHASER Financial Statements (as of the dates thereof and for the periods covered thereby) (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the PURCHASER Companies, which are or will be, as the case may be, complete and correct in all material respects and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly in all material respects the consolidated financial position of the PURCHASER Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the PURCHASER Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material and the absence of notes and schedules).

            SECTION 5.06 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, no PURCHASER Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, except Liabilities which are accrued or reserved against in the PURCHASER Financial Statements or reflected in the notes thereto. Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, no PURCHASER Company has incurred or paid any Liability since December 31, 2000, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            SECTION 5.07 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, since December 31, 2000, except as disclosed in SEC Documents filed by PURCHASER prior to the date of this Agreement, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

          SECTION 5.08 TAX MATTERS.

            (a) All Tax returns required to be filed by or on behalf of any of the PURCHASER Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2000, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on PURCHASER, and all returns filed are complete and accurate to the Knowledge of PURCHASER. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, except as reserved against in the PURCHASER Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

            (b) None of the PURCHASER Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any PURCHASER Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (c) Adequate provision for any Taxes due or to become due for any of the PURCHASER Companies for the period or periods through and including the date of the respective PURCHASER Financial Statements has been made and is reflected on such PURCHASER Financial Statements.

            (d) Deferred Taxes of the PURCHASER Companies have been provided for in accordance with GAAP.

          SECTION 5.09 ENVIRONMENTAL MATTERS. Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents:

            (a) Each PURCHASER Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (b) There is no Litigation pending or, to the Knowledge of PURCHASER, threatened before any court, governmental agency or authority or other forum in which any PURCHASER Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any PURCHASER Company or any of its Participation Facilities, except for such Litigation pending or, to the Knowledge of PURCHASER, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (c) There is no Litigation pending or, to the Knowledge of PURCHASER, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any PURCHASER Company in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or, to the Knowledge of PURCHASER, threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (d) To the Knowledge of PURCHASER, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (e) During the period of (i) any PURCHASER Company's ownership or operation of any of their respective current properties, (ii) any PURCHASER Company's participation in the management of any Participation Facility, or
(iii) any PURCHASER Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such property, Participation Facility, or to the Knowledge of PURCHASER, Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (f) Prior to the period of (i) any PURCHASER Company's ownership or operation of any of their respective current properties, (ii) any PURCHASER Company's participation in the management of any Participation Facility, or
(iii) any PURCHASER Company's holding of a security interest in a Loan Property, to the Knowledge of PURCHASER, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

          SECTION 5.10 COMPLIANCE WITH LAWS.

            (a) Each PURCHASER Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

            (b) Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, no PURCHASER Company:

                               (i) is in violation of any Laws, Orders or
                     Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER; or

                               (ii) to its Knowledge, has received any
                     notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (A)asserting that any PURCHASER Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, (B) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, or (C) requiring any PURCHASER Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

          SECTION 5.11 LEGAL PROCEEDINGS. Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, there is no Litigation instituted or pending or, to the Knowledge of PURCHASER, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against PURCHASER, or against any asset, interest, or right of PURCHASER, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against PURCHASER, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER.

          SECTION 5.12 REPORTS. Except as set forth in the PURCHASER Disclosure Letter or in PURCHASER's SEC Documents, since December 31, 2000, each PURCHASER Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with all Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, none of such reports and documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          SECTION 5.13 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any PURCHASER Company or any Affiliate thereof to TARGET pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PURCHASER Company or any Affiliate thereof for inclusion in any documents to be filed by any PURCHASER Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any PURCHASER Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

                                   ARTICLE VI.
           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

           PURCHASER and MERGER SUB hereby jointly and severally represent and warrant to TARGET as follows:

          SECTION 6.01 ORGANIZATION, STANDING AND POWER. MERGER SUB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of

Georgia. MERGER SUB has the corporate power and authority to acquire TARGET and its Assets and to conduct TARGET's business and is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdiction where the character of its assets or the nature of conduct of its business required it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MERGER SUB or TARGET.

          SECTION 6.02 AUTHORITY; NO BREACH.

            (a) MERGER SUB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of MERGER SUB. This Agreement represents a legal, valid, and binding obligation of MERGER SUB, enforceable against MERGER SUB in accordance with its terms.

            (b) Neither the execution and delivery of this Agreement by MERGER SUB, nor the consummation by MERGER SUB of the transactions contemplated hereby, nor compliance by MERGER SUB with any of the provisions hereof will (i) conflict with or result in a breach of any provision of MERGER SUB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of MERGER SUB under, any Contract or Permit of MERGER SUB, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MERGER SUB, or (iii) violate any Law or Order applicable to MERGER SUB or any of its Assets.

            (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MERGER SUB, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by MERGER SUB of the Merger and the other transactions contemplated in this Agreement.

                                 ARTICLE VII.
                              ADDITIONAL AGREEMENTS

          SECTION 7.01 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, PURCHASER shall provide generally to officers and employees of TARGET employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of PURCHASER Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the PURCHASER Companies to their similarly situated officers and employees. For purposes of participation and vesting under such employee benefit plans, (i) the service of the employees of TARGET prior to the Effective Time shall be treated as service with a PURCHASER Company participating in such employee benefit plans, and (ii) all deductible amounts paid by the employees of TARGET through the Closing Date under the TARGET Benefit Plans shall be credited to such employees for the current plan year under PURCHASER's employee benefits plans after the Closing Date. PURCHASER also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts set forth in the TARGET Disclosure Letter between TARGET and any current or former director, officer, or employee thereof and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the TARGET Benefit Plans.

          SECTION 7.02 INDEMNIFICATION AGAINST CERTAIN LIABILITIES. PURCHASER agrees that all rights to indemnification and all limitations of liability existing in favor of the officers and directors of TARGET as provided in its Articles of Organization and Bylaws as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than four (4) years from the Effective Time; provided, however, that all rights to any indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

          SECTION 7.03 TAX REPORTING. The Parties agree to report the Merger as a tax free "reorganization" and not as a taxable sale of stock of TARGET.

                                  ARTICLE VIII.
                               CLOSING DELIVERIES

          SECTION 8.01 DELIVERIES BY TARGET. At Closing TARGET shall deliver the following to PURCHASER, unless delivery is waived by PURCHASER pursuant to
Section 10.06(a) of this Agreement:

            (a) a certificate, dated as of the Effective Time and signed on TARGET's behalf by TARGET's chief executive officer, to the effect that the representations and warranties of TARGET set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 4.03 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on TARGET;

            (b) an opinion of Robert DeN. Cope, counsel to TARGET, in form and substance reasonably acceptable to PURCHASER;

            (c) a fully-executed copy of the Investor Representation Statement completed by each holder of Outstanding TARGET Shares in substantially the form of Exhibit 2 hereto and a counterpart signature page to the Registration Rights Agreement in substantially the form of Exhibit 3 hereto (the "Registration Rights Agreement");

            (d) the certificate(s) from each of the stockholders of TARGET that represent all of the Outstanding TARGET Shares immediately prior to the Effective Time, endorsed in blank or accompanied by the appropriate stock powers executed in blank; and

            (e) Annex B to the Escrow Agreement attached hereto as Exhibit 4, which annex lists the contribution of PURCHASER Common Stock made by each Warranting Stockholder to the Escrow Fund.

          SECTION 8.02 DELIVERIES BY PURCHASER AND MERGER SUB. At Closing PURCHASER shall deliver to TARGET the following, unless delivery is waived by TARGET pursuant to Section 10.06(b) of this Agreement:

            (a) a certificate to TARGET, dated as of the Effective Time and signed on PURCHASER's behalf by PURCHASER's chief executive officer and chief financial officer, to the effect that the representations and warranties of PURCHASER and MERGER SUB set forth or referred to in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.03 of this Agreement, which shall be true in all respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PURCHASER;

            (b) an executed counterpart signature page to the Registration Rights Agreement; and

            (c) an executed counterpart signature page to the Escrow Agreement.

          SECTION 8.03 DELIVERIES BY OTHERS. At Closing, the following deliveries shall be made, unless delivery is waived by both TARGET and PURCHASER pursuant to Sections 10.06(a) and 10.06(b) of this Agreement:

            (a) Escrow Agent shall deliver to PURCHASER and the Warranting Stockholders an executed signature page to the Escrow Agreement; and

            (b) Stockholders' Agent shall deliver to PURCHASER and the Escrow Agent an executed counterpart signature page to the Escrow Agreement.

                                  ARTICLE IX.
                           ESCROW AND INDEMNIFICATION

          SECTION 9.01 ESCROW FUND.

            (a) At the Closing, the Escrow Shares shall be registered in the name of, and be deposited with, First Union National Bank (or other institution agreeable to both PURCHASER and TARGET) as escrow agent (the "Escrow Agent"), such deposit and any Additional Escrow Shares to constitute the Escrow Fund and to be governed by the terms set forth herein and in the Escrow Agreement in substantially the form attached hereto as Exhibit 4. The Escrow Fund shall be available to compensate PURCHASER pursuant to the indemnification obligations of the Warranting Stockholders. In the event PURCHASER issues any Additional Escrow Shares (as defined below), such shares will be issued in the name of the Escrow Agent and delivered to the Escrow Agent in the same manner as the Escrow Shares delivered at the Closing.

            (b) Except for dividends paid in stock declared with respect to the Escrow Shares ("Additional Escrow Shares"), which shall be treated as Escrow Shares pursuant to Section 9.01(a) hereof, any cash dividends, dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares will be delivered to the Warranting Stockholders based on each such Warranting Stockholder's Proportional Allotment. Each Warranting Stockholder shall have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such stockholder's Proportional Allotment so long as such Escrow Shares are held in escrow, and PURCHASER will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement and the Escrow Agreement, the Warranting Stockholders shall retain and shall be able to exercise all other incidents of ownership of such Escrow Shares which are not inconsistent with the terms and conditions of this Agreement.

          SECTION 9.02 INDEMNIFICATION.

            (a) All representations and warranties made by TARGET herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the twelve (12) month anniversary of the Closing Date (sometimes referred to herein as the "Termination Date").

            (b) (i) Subject to the limitations set forth in this Article IX, the Warranting Stockholders shall (severally and not jointly) indemnify and hold harmless PURCHASER and the Surviving Corporation and its respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control PURCHASER or the Surviving Corporation within the meaning of the Securities Act (hereinafter referred to individually as an "PURCHASER Indemnified Person" and collectively as "PURCHASER Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, "Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by TARGET in this Agreement, the TARGET Disclosure Letter or any exhibit or schedule to this Agreement. The sole recourse of the Indemnified Persons shall be against the Escrow Fund and claims against the Escrow Fund shall be the sole and exclusive remedy of Indemnified Persons for any Damages hereunder; provided, however, if any Warranting Stockholder so desires, the indemnification to be paid by such Warranting Stockholder may be paid in cash.

                (ii) Nothing in this Agreement shall limit the liability in amount or otherwise of any TARGET stockholder in connection with any breach by such stockholder of any representation or covenant in the Investor Representation Statement or of TARGET with respect to fraud or criminal activity in connection with this Agreement.

            (c) Prior to the Termination Date, no claim for Damages shall be made under Article

IX unless the aggregate of Damages exceeds $50,000 for which claims are made hereunder by the PURCHASER Indemnified Persons, in which case the PURCHASER Indemnified Persons shall be entitled to seek compensation for all Damages without regard to the limitation set forth in this Section 9.02(c) (the "Limitation"). At the Termination Date, PURCHASER may make a claim for Damages under Article IX without regard to the Limitation.

          SECTION 9.03 ESCROW PERIOD: RELEASE FROM ESCROW.

            (a) The Escrow Period shall terminate upon the twelve (12) month anniversary of the Effective Time; provided, however, that a portion of the Escrow Fund, which, in the reasonable judgment of PURCHASER, subject to the objection of the Stockholders' Agent and the subsequent arbitration of the matter in the manner provided in Section 9.06 hereof, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

            (b) Within five (5) business days after the Termination Date (the "Release Date"), the Escrow Agent shall release from escrow to the Warranting Stockholders each such stockholder's Proportional Allotment of the Escrow Shares and Additional Escrow Shares (if any), less with respect to each such stockholder the number of Escrow Shares and Additional Shares with a value (as determined pursuant to Section 9.04) equal to (A) such stockholder's Proportional Allotment of any liability delivered to PURCHASER in accordance with Section 9.04 in satisfaction of indemnification claims by Indemnitee and
(B) such stockholder's Proportional Allotment of any liability subject to delivery to PURCHASER in accordance with Section 9.03(a) with respect to any pending but unresolved indemnification claims of PURCHASER. Any Escrow Shares and Additional Escrow Shares held as a result of clause (B)shall be released to such Warranting Stockholders or released to PURCHASER (as appropriate) promptly upon resolution of each specific indemnification claim involved. Escrow Shares and Additional Escrow Shares shall be released to the Warranting Stockholders based on each such stockholder's Proportional Allotment thereof. PURCHASER will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Shares and Additional Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from Escrow to the Warranting Stockholders. In lieu of any fraction of an Escrow Share to which a Warranting Stockholder would otherwise be entitled, such stockholder will receive from PURCHASER an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Average Closing Price.

            (c) No Escrow Shares or Additional Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Warranting Stockholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such stockholder, prior to the delivery to such stockholder of his Proportional Allotment of the Escrow Fund by the Escrow Agent as provided herein.

            (d) The Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. PURCHASER will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

          SECTION 9.04 CLAIMS UPON ESCROW FUND. Upon receipt by the Escrow Agent on or before the Release Date of a certificate signed by any officer of PURCHASER (an "Officer's

Certificate") stating that with respect to the indemnification obligations of the Warranting Stockholders set forth in Section 9.02, Damages exist and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Article IX, deliver to PURCHASER out of the Escrow Fund, as promptly as practicable, PURCHASER Common Stock or cash held in the Escrow Fund having a value equal to such Damages, with each share of PURCHASER Common Stock having a value equal to its Per Share Market Value on the date the Escrow Agent receives the Officer's Certificate. For the purpose of compensating PURCHASER for its Damages pursuant to this Agreement, the PURCHASER Common Stock in the Escrow Fund shall be valued at its Per Share Market Value on the date the Escrow Agent receives a claim upon the Escrow Fund by PURCHASER pursuant to Section 9.04.

          SECTION 9.05 OBJECTIONS TO CLAIMS.

            (a) At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of PURCHASER Common Stock or cash pursuant to Section 9.04 hereof unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the PURCHASER Common Stock or cash in the Escrow Fund in accordance with Section 9.04 hereof, provided that no such payment or delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to PURCHASER prior to the expiration of such thirty (30) day period.

            (b) In case the Stockholders' Agent shall so object in writing to any claim or claims by PURCHASER made in any Officer's Certificate, PURCHASER shall have thirty (30) days to respond in a written statement to the objection of the Stockholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, then the Stockholders' Agent and PURCHASER shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and PURCHASER should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the PURCHASER Common Stock or cash from the Escrow Fund in accordance with the terms thereof.

          SECTION 9.06 RESOLUTION OF CONFLICTS AND ARBITRATION.

            (a) If no agreement can be reached after good faith negotiation between the parties pursuant to Section 9.05, either PURCHASER or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted and resolved in accordance with the Expedited Rules of Commercial Arbitration of the American Arbitration Association.

            (b) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Fulton County, Georgia under the commercial rules then in effect of the American Arbitration Association. The arbitrator shall have the right to apportion the fees and expenses of the arbitration as he or she deems just.

          SECTION 9.07 STOCKHOLDERS' AGENT.

            (a) Kirk K. Reiss shall be constituted and appointed as agent ("Stockholders' Agent") for and on behalf of the Warranting Stockholders to give and receive notices and communications, to authorize delivery to PURCHASER of the PURCHASER Common Stock or other property from the Escrow Fund in satisfaction of claims by PURCHASER, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than 10 days' prior written notice to PURCHASER. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Warranting Stockholders.

            (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholder' Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Warranting Stockholders shall severally indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

            (c) The Stockholders' Agent shall have reasonable access to information about TARGET and/or TARGET Business and the reasonable assistance of TARGET's and/or TARGET Business's officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about TARGET and TARGET Business to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          SECTION 9.08 ACTIONS OF THE STOCKHOLDERS' AGENT. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all Warranting Stockholders for whom shares of PURCHASER Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Warranting Stockholder, and the Escrow Agent and PURCHASER may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Warranting Stockholder. The Escrow Agent and PURCHASER are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

          SECTION 9.09 THIRD-PARTY CLAIMS. In the event PURCHASER becomes aware of a third-party claim which PURCHASER believes may result in a demand against the Escrow Fund, PURCHASER shall notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Warranting Stockholders for whom shares of PURCHASER Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim with the consent of PURCHASER which shall not be unreasonably withheld. PURCHASER shall have the right in its sole discretion to settle any such claim. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object under Section 9.05 or any other provision of this
Article IX to the amount of any claim by PURCHASER against the Escrow Fund for indemnity with respect to such settlement.

                                   ARTICLE X.
                                  MISCELLANEOUS

          SECTION 10.01 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "Additional Escrow Shares" shall have the meaning provided in Section 9.01(b).

          "Affiliate" of a Person shall mean: (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (b) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

           "Agreement" shall mean this Agreement and Plan of Merger, the TARGET Disclosure Letter, the PURCHASER Disclosure Letter and the Exhibits delivered pursuant hereto and incorporated herein by reference.

           "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

           "Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.02 of this Agreement.

           "Closing Date" shall have the meaning provided in Section 1.02 of this Agreement.

           "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

           "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

           "Damages" shall have the meaning provided in Section 9.02(b)(i).

           "Default" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

            "Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.03 of this Agreement.

           "Environmental Laws" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.

           "Escrow Agent" shall have the meaning provided in Section 9.01(a).

           "Escrow Fund" shall have the meaning provided in Section 9.01(a).

           "Escrow Shares" shall have the meaning provided in Section 3.01(c).

           "Exhibits" 1 through 4, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

           "Expenses" shall have the meaning provided in Section 10.02 of this Agreement.

           "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved.

           "Hazardous Material" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local Law.

           "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

           "IRS" shall mean the Internal Revenue Service.

          "Knowledge" as used with respect to a TARGET shall mean the actual knowledge, without requirement of inquiry, of Robert H. Cawly, Kirk K. Reiss and Mark Peterson, and as used with respect to PURCHASER and MERGER SUB shall mean the actual knowledge, without requirement of inquiry, of Marc J. Schwartz and Dr. Donald Ratajczak.

           "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

           "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

           "Licensed Intellectual Property" shall have the meaning provided in
Section 4.08 of this Agreement.

           "Lien" shall mean any conditional sale agreement, easement, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

           "Limitation" shall have the meaning provided in Section 9.02(c).

           "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding.

           "Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

           "MassBCL" means Chapter 156B of the Massachusetts General Laws, as in effect on the date hereof.

           "material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question, provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

           "Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

           "Merger" shall mean the merger of TARGET with and into MERGER SUB referred to in Section 1.01 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NGCL" shall mean the Nevada General Corporation Law.

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "OCGA" shall mean the Official Code of Georgia Annotated.

          "Officer's Certificate" shall have the meaning provided in Section
9.04.

           "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

           "Outstanding TARGET Shares" shall have the meaning provided in
Section 3.01(a) of this Agreement.

           "Participation Facility" shall mean any facility or property in which the Party in question participates in the management (including any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

           "Party" shall mean TARGET, PURCHASER and MERGER SUB, and "Parties" shall mean all of TARGET, PURCHASER and MERGER SUB.

           "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, or permit to which any, Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities, or business.

           "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

           "Per Share Market Value" shall mean on any particular date: the closing bid price for a share of PURCHASER Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date; or if the PURCHASER Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Board of Directors of PURCHASER; or if the PURCHASER Common Stock is not then publicly traded, the fair market value of a share of Common Stock as determined by an the Board of Directors of PURCHASER in good faith.

           "Proportional Allotment" shall mean, with respect to each Warranting Stockholder, the quotient obtained by dividing (a) the total number of Escrow Shares beneficially owned by such Warranting Stockholder by (b) the total number of Escrow Shares.

           "Proprietary Intellectual Property" shall have the meaning provided in Section 4.08 of this Agreement.

            "PURCHASER Common Stock" shall mean the $.01 par value common stock of PURCHASER.

           "PURCHASER Companies" shall mean, collectively, PURCHASER and all PURCHASER Subsidiaries.

           "PURCHASER Disclosure Letter" shall have the meaning set forth in
Article V hereof.

           "PURCHASER Financial Statements" shall mean the consolidated financial statements of PURCHASER contained in PURCHASER's SEC Documents, including the notes thereto.

           "PURCHASER Indemnified Person" or "PURCHASER Indemnified Persons" shall have the meaning provided in Section 9.02(b).

           "PURCHASER Stock Plans" shall mean the existing stock option and other stockbased compensation plans of PURCHASER.

           "PURCHASER Subsidiaries" shall mean the Subsidiaries of PURCHASER.

           "Registration Rights Agreement" shall have the meaning set forth in
Section 8.01(c) of this Agreement.

           "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the NASD, the SEC and all state securities agencies.

           "Release Date" shall have the meaning provided in Section 9.03(b).

           "SEC" shall mean the United States Securities and Exchange
Commission.

           "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

           "Securities Laws" shall mean the 1933 Act and the 1934 Act, state blue sky laws, and the rules and regulations of any Regulatory Authority promulgated thereunder.

           "Stock Consideration" shall have the meaning provided in Section 3.01(a) of this Agreement.

           "Stockholders' Agent" shall have the meaning provided in Section 9.07(a).

           "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

           "Surviving Corporation" shall mean TARGET as the surviving corporation resulting from the Merger.

           "TARGET Benefit Plans" shall mean all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by TARGET for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

           "TARGET Business" shall mean the business of providing professional services in development and implementation of asset valuation strategies and corporate venturing, which business may be conducted through a division or unit of the PURCHASER or any PURCHASER Company after the Effective Time.

           "TARGET Common Stock" shall mean the no par value common stock of TARGET.

           "TARGET Disclosure Letter" shall have the meaning set forth in
Article IV hereof.

           "TARGET Financial Statements" shall mean the unaudited balance sheets (including related notes and schedules, if any) of TARGET as of March 31, 2001, for the one month period then ended, and the related statement of income(including related notes and schedules, if any), as previously furnished by TARGET to PURCHASER.

           "Taxes" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

           "Termination Date" shall have the meaning provided in Section
9.02(a).

          "Warranting Stockholders" shall mean each of the following stockholders of TARGET: Robert H. Cawly, Kirk K. Reiss, Mark Peterson, John P. Cayce, Donald Ratajczak and Dean W. Andersen.

          SECTION 10.02 EXPENSES.

           Each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel (the "Expenses"), provided that any expenses of TARGET in excess of $15,000 shall be paid by stockholders of TARGET.

          SECTION 10.03 BROKERS AND FINDERS. Except as set forth in the TARGET Disclosure Letter, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by TARGET, PURCHASER or MERGER SUB, each of TARGET, PURCHASER and MERGER SUB, as the case may be, agrees to indemnify and hold the other Parties harmless of and from any Liability in respect of any such claim.

          SECTION 10.04 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 7.01 and 7.03 of this Agreement.

          SECTION 10.05 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by all of the stockholders of TARGET signatory hereto and each of the Parties upon the approval of the Boards of Directors of each of the Parties.

          SECTION 10.06 WAIVERS.

            (a) Prior to or at the Effective Time, PURCHASER, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by TARGET, to waive or extend the time for the compliance or fulfillment by TARGET of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of PURCHASER under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PURCHASER.

            (b) Prior to or at the Effective Time, TARGET, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by PURCHASER or MERGER SUB, to waive or extend the time for the compliance or fulfillment by PURCHASER or MERGER SUB of any and all of their respective obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of TARGET under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of TARGET.

            (c) The failure of any Party or any stockholder of TARGET signatory hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party or stockholder at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

          SECTION 10.07 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party or stockholder of TARGET signatory hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties and each of the stockholders of TARGET signatory hereto. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and the stockholders of TARGET signatory hereto and their respective successors and assigns.

          SECTION 10.08 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:
PURCHASER or
MERGER SUB:                        Brainworks Ventures, Inc.
                                   101 Marietta Street
                                   Suite 3450

                                Atlanta, Georgia 30303
                                Telecopy Number:  (404) 524-1667
                                Attention:  Marc J. Schwartz

Copy to Counsel (which shall not constitute notice to PURCHASER or MERGER SUB):

                                Rogers & Hardin LLP
                                2700 International Tower, Peachtree Center
                                229 Peachtree Street, N.E.
                                Atlanta, Georgia 30303
                                Telecopy Number:  (404) 525-2224
                                Attention:  Robert C. Hussle, Esq.

TARGET:                         Executive Venture Partners, Ltd.
                                35 Flagg Road
                                Southborough, MA 01772
                                Telecopy Number:  (508) ___-____
                                Attention: Robert C. Cawly

Copy to Counsel (which shall not constitute notice to TARGET):

                                Robert DeN. Cope
                                Woodbourne Farm
                                644 Monroe Road
                                Bath, NH 03740-4027
                                Telecopy Number:  (603) 747-2913

          SECTION 10.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

          SECTION 10.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          SECTION 10.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

          SECTION 10.12 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          SECTION 10.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          SECTION 10.14 SURVIVAL. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time of this Agreement except that (i) Articles II, III, IX, X, and Sections 7.01, 7.02 and 7.03 of this Agreement shall survive the Effective Time and Article IV shall survive the Effective Time to the extent provided in
Article IX.

          SECTION 10.15 FAX EXECUTION. For the purposes of executing this Agreement, (a)a document signed and transmitted by facsimile machine or telecopier shall be treated as an original document; (b) the signature of any party on such document shall be considered as an original signature; (c) the document transmitted (or the document of which the page containing the signature or signatures of one of more parties is transmitted) shall have the same effect as a counterpart thereof containing original signatures; and (d) at the request of a party, each party who executed a document transmitted by facsimile machine or telecopier, shall re-execute such document or a counterpart as an original. No party may raise the use of a facsimile machine or telecopier for the purpose of transmitting a signature of that party or another party as a defense to the enforcement of this Agreement or any other document required to be delivered in accordance with its terms, including any amendment thereof.


                         [Signatures on following page]

           IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered on its behalf, and each of the stockholders of TARGET have executed and delivered this Agreement, all as of the day and year first above written.

                                             BRAINWORKS VENTURES, INC.


                                             By:  /s/ Marc J. Schwartz
                                                --------------------------------
                                             Its: Vice President
                                              -------------------------

                                             EXECUTIVE VENTURE PARTNERS, LTD.

                                             By:        /s/ Robert H. Cawly
                                                --------------------------------
                                              Its: President
                                              ------------------------

                                             EVP ACQUISITION CORPORATION


                                             By:  /s/ Marc J. Schwartz
                                                --------------------------------
                                              Its: Vice President
                                              -------------------------


                                             STOCKHOLDERS OF EXECUTIVE VENTURE
                                             PARTNERS, LTD.

                                             /s/ Robert H. Cawly
                                             -----------------------------------
                                             ROBERT H. CAWLY

                                             /s/ Kirk K. Reiss
                                             -----------------------------------
                                             KIRK K. REISS

                                             /s/ Mark Peterson
                                             -----------------------------------
                                             MARK PETERSON

                                             /s/ John P. Cayce
                                             -----------------------------------
                                             JOHN P. CAYCE

                                             /s/ Donald Ratajczak
                                             -----------------------------------
                                             DONALD RATAJCZAK

                                             /s/ Dean W. Andersen
                                             -----------------------------------
                                             DEAN W. ANDERSEN

                                             /s/ Robert DeN. Cope
                                             -----------------------------------
                                             ROBERT DEN. COPE